Exhibit 99.3

CONSENT OF CSCA CAPITAL ADVISORS, LLC

We hereby consent to (i) the use of our opinion letter dated August 15, 2021 to the Board of Directors of Monmouth Real Estate Investment Corporation (the “Company”) included in Annex D to the joint proxy statement/prospectus relating to the proposed merger of the Company and Equity Commonwealth (as amended, the “joint proxy statement/prospectus), and (ii) the references to such opinion in the joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

August 20, 2021

NY 78676702v1